EXHIBIT 99
FOR IMMEDIATE RELEASE

NEXMED APPOINTS RICHARD J. BERMAN AS C.E.O.

Robbinsville, NJ, January 12, 2006 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on its proprietary NexACT® drug delivery technology, today announced that it has appointed Richard J. Berman, who has served on the Board of Directors since 2002, to serve as Chief Executive Officer of the Company, effective immediately. Mr. Berman’s business career spans over 35 years of venture capital, management, and merger and acquisition experience. Vivian Liu, who was appointed Executive Vice President and Acting C.E.O. on December 15, 2005, will continue to serve as Executive Vice President and manage the Company’s day-to-day operations.

Since 2001, Mr. Berman has served as a Director and/or Chairman of several public and private companies. He is currently Chairman of National Investment Managers, a public company in pension administration and investment management; and Chairman of Candidate Resources, a private company delivering HR services over the Web. From 1998 to 2000, he was employed by Internet Commerce Corporation, a high technology company, as Chairman and CEO. Previously, Mr. Berman worked at Goldman Sachs and was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU, where he earned both a B.S. and an M.B.A. He also has a U.S. and foreign law degree from Boston College and The Hague Academy of International Law, respectively.

Mr. Berman currently serves on the Board of Directors of Dyadic International, Inc., International Microcomputer Software, Inc., Internet Commerce Corporation, MediaBay, Inc., GVI Security Solutions Inc., National Investment Managers, Nayna Networks, Inc. and Advaxis, Inc.

Mr. Berman stated, “As CEO of NexMed, my first mandate is to significantly cut unnecessary expenses and raise equity capital to strengthen the Company’s cash reserves. My second mandate is to find licensing partners for Alprox-TD and Femprox and analyze our early-stage products for opportunities to replicate the success of our recently licensed anti-fungal nail treatment.” Mr. Berman added, “In addition, with the backing of our Board of Directors, we will be aggressive in seeking growth opportunities that would significantly improve shareholder value.”

About NexMed, Inc.

NexMed, an innovative drug developer, offers large pharmaceutical companies the opportunity to save considerably on R&D costs, develop new patient-friendly transdermal products, and extend patent lifespans and brand equity, through participation in early stage licensing and development partnerships. NexMed currently has a host of medicines in development, such as treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to effectively reduce expenses, enter into partnering agreements, raise financing on acceptable terms, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Contacts:	Media:
Deborah Carty	Marni Kotak
NexMed, Inc.	Excite Media Group
(609) 208-9688, ext: 159	(212) 941-8499 x102
dcarty@nexmed.com	mkotak@excitepr.com
mailto:jdally@montridgellc.com